UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2025

Amesite Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39553	82-3431718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

607 Shelby Street Suite 700 PMB 214 Detroit, MI	48226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 876-8130

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AMST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

On January 7, 2025, Amesite Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Laidlaw & Company (UK) Ltd. (“Laidlaw”), as representatives of the several underwriters listed in Schedule I thereto (collectively, the “Underwriters”), to issue and sell 1,201,667 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), at a purchase price of $3.00 per Share. The Shares were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-282999), which was declared effective by the Securities and Exchange Commission on December 18, 2024, on a best efforts basis (the “Offering”). The offer and sale of the Shares in the Offering are described in the Company’s prospectus constituting a part of the Registration Statement, as supplemented by a final prospectus supplement dated January 7, 2025.

As part of the Offering, the Company agreed to issue the Underwriters, or their designees, in their individual capacity and not as the representative of the Underwriters, warrants (the “Underwriters’ Warrants”) to purchase a number of shares of Common Stock equal to five percent (5%) of the number of Shares sold to the public (up to an aggregate of 60,0,83 shares) at an at an exercise price equal to 125.0% of the offering price per share of Common Stock, or $3.75 per share.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, customary conditions to closing, obligations of the parties and termination provisions.

Pursuant to the  Underwriting Agreement, the Company and its officers and directors agreed to a 30-day “lock-up” period with respect to sales of specified securities, subject to certain exceptions.

The foregoing descriptions of the Underwriting Agreement, and the form of Underwriters’ Warrant are not complete and are qualified in their entirety by reference to the full text of the form of the Underwriting Agreement and the form of Underwriters’ Warrant, copies of which are filed as Exhibits 1.1, and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Sheppard Mullin Richter & Hampton LLP, counsel to the Company, has issued an opinion to the Company with respect to the validity of the Shares to be issued and sold in the Offering, a copy of which is filed as Exhibit 5.1 to this Current Report on Form 8-K.

On January 8, 2025, the Company closed the Offering, and the Company sold 1,201,667 Shares to the Underwriters for total gross proceeds of approximately $3.6 million. After deducting the underwriting discounts, commission and expenses and estimated offering expenses payable by the Company, the Company received net proceeds of approximately $3.08 million.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure under Item 1.01 above which is hereby incorporated in this Item 3.02 by reference.

The Underwriters’ Warrants and the shares issuable upon exercise of the Underwriters’ Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and are being offered and sold in reliance on the exemption from registration under the Securities Act, afforded by Section 4(a)(2) and/or Rule 506 promulgated thereunder.

Item 7.01 Regulation FD Disclosure

On January 6, 2025, the Company issued a press release announcing that it had launched the Offering On January 7, 2025, the Company issued a press release announcing that it had priced the Offering. On January 8, 2025, the Company issued a press release announcing that it had closed the Offering. Copies of these press releases are furnished as Exhibits 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K.

Item 8.01 Other Information

As previously reported in a Current Report on Form 8-K filed by the Company, on November 26, 2024, the Company received a deficiency letter (the “Nasdaq Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on the Nasdaq Capital Market (the “Stockholders’ Equity Requirement”), nor is it in compliance with either of the alternative listing standards, either a market value of listed securities of at least $35 million or net income of $500,000 from continuing operations in the most recently completed fiscal year, or in two of the three most recently completed fiscal years.

As a result of the Offering described under Item 1.01 above, the Company believes, as of the date of this filing, that it has stockholders’ equity in excess of $2,500,000, and has thereby regained compliance with the Nasdaq Stockholders’ Equity Requirement. The Company awaits Nasdaq’s confirmation of the same.

Item 9.01  Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated January 7, 2025, by and between the Company and Laidlaw & Company (UK) Ltd., as representative of the several underwriters listed in Schedule I thereto.
4.1	Form of Underwriters’ Warrant
5.1	Opinion of Sheppard Mullin Richter & Hampton LLP
23.1	Consent of Sheppard Mullin Richter & Hampton LLP (included in Exhibit 5.1 filed herewith)
99.1	Press release dated January 6, 2025
99.2	Press release dated January 7, 2025
99.3	Press release dated January 8, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMESITE INC.

Date: January 10, 2025	By:	/s/ Ann Marie Sastry, Ph.D.
Ann Marie Sastry, Ph.D.
Chief Executive Officer